Exhibit 10.5
Rules of the Alere Inc.
HM Revenue and Customs Approved Share Option Plan (2007),
as amended on 1 April 2009
Approved by HM Revenue and Customs on 13 November 2007 under Reference: X100774
Adopted by the Board on 27 September 2007 as authorised by the Alere Inc. 2001 Stock Option and Incentive Plan and the Alere Inc. 2010 Stock Option and Incentive Plan
Amended by the Board on 1 April 2009

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RULES OF THE ALERE INC HM REVENUE AND CUSTOMS APPROVED OPTION
PLAN (2007), AS AMENDED ON 1 April 2009
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which have capital letters have the meanings set out in this Rule 1.1.

“Appropriate Period”	the meaning given by paragraph 26 (3) of Schedule 4;

“Associated Company”	in relation to the Company:

(a)	any company which has Control of the Company;

(b)	any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

“Board”	the board of directors for the time being of the Company or a duly authorised committee of it;

“Cause”	means fraud, embezzlement, material dishonesty, conviction of a felony or crime involving moral turpitude, or a material breach or a material failure to perform or a material negligence in the performance of the duties of employment;

“Close Company”	the meaning given by section 414 (1) of the Taxes Act as varied by paragraph 9 (4) of Schedule 4;

“the Company”	Alere Inc (incorporated in Delaware with registered no. 3391092 8100);

“Control”	means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate, that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Date of Grant”	with respect to an Option the date on which the Grantor grants it under Rule 2.4;

“Discretionary Share Option Plan”	a share option plan, other than a savings-related share option plan, in which participation is at the discretion of the grantor of options under that plan;

“Eligible Employee”	any person who at the Date of Grant:

(a)	is an employee; or

(b)	is a director of a Participating Company on terms which require him to devote substantially the whole of his working time to his duties as such and no less than 25 hours per week (excluding meal breaks); and

(c)	in either case, is not precluded from participating in the Plan by paragraph 9 of Schedule 4;

“Employee Tax Liability”	an income tax and/or employee’s National Insurance contributions liability arising as a result of or in connection with the exercise of an Option in respect of which a company in the Group (or any other person who, at the relevant time, is the employer of the Eligible Employee) is obliged to account to HMRC;

“Exercise Price”	the total amount payable on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor”	in relation to an Option, the Person who granted it;

“Group”	the Company and all Participating Companies for the time being or where the context so requires any one or more of them;

“HMRC”	HM Revenue and Customs;

“Incumbent Director”	any duly elected member of the Board on the date this Plan was approved, as well as any subsequently elected member of the Board if such person’s election was approved by or such person was nominated for election by either (a) a vote of at least a majority of the Incumbent Directors or (b) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; provided that any person who initially joins the Board in connection with an actual or threatened election contest or proxy solicitation on behalf of a person other than the Board shall not be considered an Incumbent Director.

“Jointly Owned Company”	the meaning given by paragraph 34 Schedule 4;

“Market Value”	in relation to a Share on any day:

(a)	where a Share is listed on a Recognised Stock Exchange, the closing price of a Share on that day if it is a trading day, or the immediately preceding trading day if it is not a trading day; or

(b)	where a Share is not listed on a Recognised Stock Exchange, the market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HMRC Shares and Assets Valuation;

“Material Interest”	the meaning given by paragraph 10 Schedule 4;

“Member of a Consortium”	the meaning given by paragraph 36(2) Schedule 4;

“Option”	a right to acquire Shares under the Plan which is either subsisting or is proposed to be granted;

“Option Certificate”	a certificate issued pursuant to Rule 2.4;

“Option Exercise Date”	the date when the exercise of an Option is effective because it complies with Rules 6.2 and 6.3;

“Option Price”	the price per Share at which a Participant may acquire Shares on the exercise of an Option determined under Rule 3;

“Participant”	any Eligible Employee to whom an Option has been granted, or (where the context requires) his personal representatives;

“Participating Company”	(c)	the Company; or

	(d)	any other company which is under the Control of the Company; or

	(e)	any other company which is a Subsidiary of the Company; or

	(f)	any other company which is a Jointly Owned Company of a company within paragraphs (a), (b) or (c) above; or

	(g)	any other company which is a Subsidiary of a company within paragraph (d) above and is for the time being designated by the Board as a Participating Company;

“Person”	any individual, corporation, partnership, limited liability company, trust or other entity of whatever nature;

“Plan”	the Alere Inc HM Revenue and Customs Approved Share Option Plan (2007) in its present form or as from time to time amended in accordance with the Rules;

“Recognised Stock Exchange”	the meaning given by section 1005 Income Tax Act 2007, which includes the American Stock Exchange and the New York Stock Exchange;

“Rules”	these rules as amended from time to time;

“Schedule 4”	Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

“Share”	a fully paid share of common stock in the capital of the Company which satisfies paragraphs 16 to 20 of Schedule 4;

“Specified Anniversary”	in respect of an Option or any part of it, the date or dates, specified by the Company at the Date of Grant, on which the Option (or part of it) shall first become exercisable;

“Subsidiary”	a company is a subsidiary of another company if:

(a)	that other company:

(i)	is a member of it and controls the composition of its board of directors; or

(ii)	holds more than half in nominal value of its equity share capital; or

(iii)	the first mentioned company is a subsidiary of any company which is that other’s subsidiary;

“Taxes Act”	the Income and Corporation Taxes Act 1988; and

“Variation”	in relation to the equity share capital of the Company a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction, or any other variation.
1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	GRANT OF OPTIONS

2.1	Grant of Options

The Grantor may at its discretion, grant to any Eligible Employee an Option or Options at the Option Price over such whole number of Shares as it decides.

2.2	Period for granting Options

Options may be granted at any time that the Grantor thinks appropriate.

2.3	Conditions to be satisfied on the exercise of Options

An Option may be granted subject to such conditions as the Grantor may decide being met before it can be exercised. Such conditions:
2.3.1	must be objective and stated in writing at the Date of Grant and approved in advance by HMRC; and

2.3.2	may not be waived or amended by the Grantor unless:
2.3.2.1	an event occurs which causes the Board reasonably to consider that a waiver of or amendment to the conditions would be a fairer measure of performance; and

2.3.2.2	the Board reasonably considers that a waiver of or amendment to the conditions would not make the conditions more difficult to satisfy.
2.4	Manner of grant and payment for Options

An Option will be granted so that it constitutes a binding contract between the Grantor and the Participant. Each Participant will be given an Option Certificate as evidence of the grant of an Option. There will be no payment for the grant of an Option.

2.5	An Option is subject to the Rules but may be renounced

An Option is granted incorporating and subject to the Rules. A Participant may renounce an Option, in whole or in part, within 30 days following the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

2.6	An Option may be granted so as to be exercisable in stages

An Option may be granted so as to be first exercisable in stages, each of which will occur on a different Specified Anniversary in respect of a specific number of Shares. An Option may be exercised in full or in part. Where an Option granted under this Rule 2.6 is exercised in part, the Grantor may endorse the Option Certificate to reflect the number of Shares over which the Option has been exercised. Where an Option has been granted in accordance with this Rule 2.6, any reference in the Rules to the exercise, exercisability or lapse of an Option will be read, where necessary, as relating to the exercise or lapse of that Option in respect of the number of Shares and with the Specified Anniversary referred to in the Option Certificate.

2.7	Options personal to Participants

An Option is personal to the Participant to whom it is granted. It may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any Person other than, on the death of a Participant, when it may be transmitted to his personal representatives.

3.	OPTION PRICE

3.1	The Grantor’s decision

The Grantor will decide the Option Price of an Option which will be stated at the Date of Grant.

3.2	Deciding the Option Price

The Option Price cannot be less than the higher of:
3.2.1	the Market Value of a Share as at the Date of Grant; and

3.2.2	the nominal value of a Share, if the Shares are to be subscribed, but subject to any adjustment under Rule 7.
4.	PLAN LIMIT

4.1	Limit imposed by HMRC

No Option will be granted to an Eligible Employee if it would, at the Date of Grant, result in:
4.1.1	the total Market Value of the Shares (as calculated under Rule 3.2.1) which the Eligible Employee could acquire on exercise of the Option; and

4.1.2	the aggregate market values of the Shares which the Eligible Employee could acquire on the exercise of any option(s) granted under the Plan and any other Discretionary Share Option Plan approved by HMRC and established by the Company or by an Associated Company, exceeding £30,000 or any other HMRC limit applicable from time to time. In determining the limits in this Rule 4.1, no account will be taken of any Shares where the right to acquire them was released or has lapsed.

4.2	Time when Market Value is calculated

Under Rule 4.1, Market Value is calculated as at the date when the Option is granted.

4.3	Grant of Options in excess of limits

If an Option is granted on terms which do not comply with Rule 4.1, the number of Shares over which that Option has been granted will be reduced automatically to the largest lower number as would comply with the terms of Rule 4.1.

An adjusted Option will take effect from the Date of Grant as if it had been granted on the adjusted terms.

4.4	Adjustment to Shares to be taken into account

Where Shares which have been issued under the Plan or any other Discretionary Share Option Plan are to be taken into account for the purposes of the limit in Rule 4.1 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Grantor considers appropriate to take account of the Variation.

5.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

5.1	General rules for exercise

An Option may not be exercised at any time when a Participant has, or within the preceding 12 months has had, a Material Interest in a Close Company which is the Company, any company which has Control of the Company or a Member of a Consortium which owns the Company.

An Option:
5.1.1	cannot be exercised earlier than the Specified Anniversary of the Date of Grant or any later date determined by the Grantor at the Date of Grant, except as provided in Rule 5.2;

5.1.2	may only be exercised by a Participant while he is a director or employee of a Participating Company or of an Associated Company, except as provided in Rule 5.3;

5.1.3	may only be exercised if any conditions imposed under Rule 2.3 and not waived have been fulfilled to the satisfaction of the Grantor, other than following an exchange of options under Rule 8.
5.2	Exercisability upon a change in Control of the Company
5.2.1	Subject to Rule 5.3 below, an Option shall become fully exercisable, without regard to any Specified Anniversary, immediately following:

5.2.1.1	shareholder approval of the dissolution or liquidation of the Company;

5.2.1.2	a Person obtaining Control of the Company through acquisition of shares or voting rights which result in that Person holding more than 50 per cent of either the Company’s shares or the combined voting rights of the Company’s shares;

5.2.1.3	the completion of a consolidation or merger of the Company, or a sale or other disposition of all or substantially all the assets of the Company, unless at least 80% of the voting shares of the successor entity arising from the relevant transaction would, immediately following the transaction, be held by or on behalf of the same shareholders and in the same proportions as those of the Company immediately before the transaction;

5.2.1.4	there ceasing to be a majority of the Incumbent Directors on the Board for any reason.
5.2.2	For the purposes of Rule 5.2:
5.2.2.1	a person will be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it

5.2.2.2	a change of Control will not be taken to have occurred by reason only that the Company has acquired its own shares with the result that any person becomes entitled to 50 per cent or more of the combined voting power of all the company’s shares.
5.3	Lapsing of Options

Options that are not exercisable as of the date of the cessation of employment with a Participating Company or an Associated Company will lapse as of the date of cessation of such employment. Options that are otherwise exercisable by their terms will lapse, to the extent not exercised, on the earliest of:
5.3.1	the tenth anniversary of the Date of Grant;

5.3.2	the first anniversary of the date of cessation of employment due to the death of the Participant;

5.3.3	the first anniversary of the date of cessation of employment due to the disability of the Participant (as determined by the Grantor) or the expiry of any period of exercise specified under Rule 5.4, provided that the death of the Participant during the period provided in this Rule

5.3.3	shall extend such period until the first anniversary of the date of death of the Participant or the date described in Rule 5.3.1, if earlier;
5.3.4	the expiry of ninety days following the date of cessation of employment for any reason other than death, disability (as determined by the Grantor) or Cause, unless Rule 5.4 applies, in which case the Option will lapse on the expiry of the period of exercise specified under Rule 5.4;

5.3.5	immediately upon the cessation of employment of the Participant due to termination for Cause;

5.3.6	immediately as of the date the Participant is deprived of the legal or beneficial ownership of the Option by operation of law, or does or omits to do anything which causes him to be so deprived or being declared bankrupt; and

5.3.7	immediately as of the date the Participant attempts to breach Rule 2.7.
5.4	Extension of period for exercise

If a Participant ceases to hold office or employment in the circumstances referred to in Rule 5.3.3 or 5.3.4, the Grantor may extend the period of exercise so that, as to any Option otherwise exercisable on the date the Participant no longer held office or employment, the exercisable portion of the Option will remain exercisable from the date the Participant ceases to hold office or employment until the later of:
5.4.1	the third anniversary of the Date of Grant; and

5.4.2	the third anniversary of the last occasion (if any) on which the Participant exercised an option under a Discretionary Share Option Plan approved by HMRC while holding office or employment with a Participating Company or an Associated Company in circumstances which qualified for relief from income tax.
Except that, no Option shall be exercisable as of the tenth anniversary of the Date of Grant, or as of the first anniversary of the date of death of the Participant.

5.5	Pregnancy

If a Participant ceases to work for the Company and/or an Associated Company because of pregnancy, her Option shall continue to vest in accordance with its terms during any period of ordinary and additional maternity leave to which she is entitled. For the purposes of Rule 5.3.4, a Participant who leaves employment because of her own pregnancy will only be regarded as having left employment on the day on which she indicates either that she does not intend to return to work or that she will not be returning to work. If a Participant who leaves employment because of her own pregnancy gives no indication and does not return to work, she will be treated as having left employment on the day on which maternity pay under the Employment Rights Act 1996 ceases to be payable or, if later, any other date specified in the terms of her employment.
6.	EXERCISE OF OPTIONS

6.1	Exercise in whole or in part

An Option may be exercised in whole or in part.

6.2	Manner of exercise

To exercise an Option, the Participant must deliver at the address specified in the notice of exercise:
6.2.1	the Option Certificate covering at least all the Shares over which the Option is then to be exercised;

6.2.2	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent); and

6.2.3	evidence to the satisfaction of the Company that it has received or will receive as soon as practicable payment in full of the Exercise Price for the Shares over which the Option is exercised.
6.3	Option Exercise Date

If any conditions must be fulfilled before an Option may be exercised, the Option will not be validly exercised unless and until the Grantor is satisfied that those conditions have been fulfilled. Otherwise, the Option Exercise Date will be the date of receipt of the items referred to in Rule 6.2.

6.4	Issue or transfer of Shares

Subject to Rule 6.5, the Grantor will procure the delivery of any Shares to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the Option Exercise Date.

6.5	Consents

The delivery of any Shares under the Plan will be subject to obtaining any necessary approval or consent.

6.6	Ranking of Shares

Shares acquired by a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to them by reference to a record date preceding the Option Exercise Date.

7.	Employee Tax Liability

7.1	The Company and/or any Associated Company shall be entitled to withhold, and the Participant shall be obliged to pay, the amount of any Employee Tax Liability attributable to or payable in connection with or pursuant to the exercise of any Option or otherwise in connection with the acquisition of Shares pursuant to the exercise of an Option.

7.2	Where the Participant does not pay or make arrangements satisfactory to the Board to pay the amount of any Employee Tax Liability due prior to or at the time of exercise, the Board may establish appropriate procedures to provide for the payment of the Employee Tax Liability due, including but not limited to (i) the deduction of such payment from the salary or bonuses or any other amounts due to a Participant by the Company or any of its Associated Companies from time to time, and (ii) the sale of such number of Shares acquired or to be acquired pursuant to the exercise of the Option sufficient to pay the Employee Tax Liability attributable to or payable in connection with or pursuant to the exercise of the Option, and the forwarding of the proceeds of any such sale to HMRC.

7.3	The Grantor may, on or prior to the grant of an Option, require that it is a condition of the exercise of an Option that the Participant is responsible for paying any employer’s national insurance contributions payable as a result of or in connection with the exercise of his Option and Rule 7.1 and 7.2 shall apply mutatis mutandis to such employer’s national insurance contributions as though the references in those Rules to “Employee Tax Liability” were references to the employer’s national insurance contributions due as a result of or in connection with the exercise of the Option concerned. If the Participant is required to pay the employer’s national insurance contributions as a condition of exercise of an Option, this shall be specified on the relevant Option Certificate.

8.	ADJUSTMENT OF OPTIONS

8.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company:
8.1.1	the number and/or the nominal value of Shares over which an Option is granted; and

8.1.2	the Option Price; and

8.1.3	where an Option has been exercised but on the date of the Variation no Shares have been delivered pursuant to that exercise, the number of Shares which may be delivered and the price at which they may be acquired, will be adjusted in the manner the Grantor determines so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price will remain unchanged.

8.2	Nominal value of Shares

Apart from under this Rule 8.2, no adjustment under Rule 8.1 can reduce the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, an adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares will only be made if and to the extent that the Board is authorised to:
8.2.1	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price; and

8.2.2	apply that sum in paying up the Shares so that on exercise of the Option the Board will capitalise that sum and apply it in paying up the Shares.
9.	EXCHANGE OF OPTIONS

9.1	The Acquiring Company

If any company (“the Acquiring Company”):
9.1.1	obtains Control of the Company as a result of making a general offer to acquire:
9.1.1.1	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

9.1.1.2	all the shares in the Company which are of the same class as the Shares, in either case ignoring any shares which are already owned by it or a member of the same group of companies; or
9.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 900 of the Companies Act 2006; or

9.1.3	becomes entitled to acquire shares under sections 976 to 981 of that Act,

any Participant may, at any time within the Appropriate Period, by arrangement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of paragraph 26 of Schedule 4) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 16 of Schedule 4).

9.2	The New Option

The New Option will not be regarded as equivalent to the Old Option unless the conditions set out in paragraph 27 of Schedule 4 are satisfied, but so that the provisions of the Plan will for this purpose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option except for the purpose of the definition of “Participating Company” in Rule 1.1, and as if the reference to Alere Inc in the definition of the “Company” in Rule 1.1 were a reference to the different company mentioned in Rule 8.1.

9.3	Exchange in similar circumstances

The exchange of Options as permitted under this Rule 8 may also apply on the occurrence of an event similar to any of those described in Rules 8.1.1, 8.1.2 or 8.1.3 above, provided that HMRC shall have first agreed to this.

10.	ADMINISTRATION

10.1	Administration of the Plan

The Plan will be administered by the Grantor. The Grantor has full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Grantor’s decision on any matter concerning the Plan will be final and binding.

10.2	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company may require any Participating Company to enter into an agreement which obliges that Participating Company to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Participating Company’s officers or employees. The Company may also enter into a similar agreement with any Associated Company.

11.	AMENDING THE PLAN

11.1	The Board’s power to amend the Plan

Subject to the provisions of this Rule 11, the Board can at any time amend any of the provisions of the Plan in any respect.

11.2	Participants’ approval

No amendment will be made under Rule 10.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made with the Participant’s consent.

11.3	HMRC approval

While the Plan is to remain approved by HMRC, no amendment to a key feature of the Plan (within the meaning given by Schedule 4) made after the Plan has been approved by HMRC will have effect until the amendment has been approved by HMRC.

12.	GENERAL

12.1	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company will not be affected by his participation in the Plan nor any right which he may have to participate under it. A Participant holding an Option will not have any rights of a shareholder of the Company with respect to that Option or the Shares subject to it.

12.2	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a Participating Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Option under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any Person any right to continue in employment or will affect the right of any Participating Company or any Associated Company to terminate the employment of any Participant without liability at any time, with or without Cause, or will impose any Participating Company, the Grantor or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights on the exercise of a discretion under the Plan for any reason as a result of the termination of his employment.

12.3	The Benefits of Rule 12.1 and 12.2

The benefit of Rules 12.1 and 12.2 is given for the Company, for itself and as trustee and agent of all Participating Companies and Associated Companies. The

Company will hold the benefit of these Rules on trust and an agent for each of them and may assign the benefit of this Rule 12.3 to any of them.

12.4	Constitutional documents

Any Shares acquired on the exercise of Options shall be subject to the constitutional documents of the Company.

12.5	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

12.6	Governing law

These Rules will be governed by and construed in accordance with the law of the state of Delaware.